UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

☒ Definitive Additional Materials

CrossAmerica Partners LP

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

CROSSAMERICA PARTNERS LP

645 Hamilton Street, Suite 400

Allentown, PA 18101

Important Notice Regarding the Availability of Information Statement Materials

To the Unitholders of CrossAmerica Partners LP:

This notice is being mailed to the unitholders of CrossAmerica Partners LP, a Delaware limited partnership (“CrossAmerica,” the “Partnership,” “we,” “us” and “our”), as of the close of business on September 13, 2022 (the “Record Date”), in accordance with the rules of the U.S. Securities and Exchange Commission. The purpose of this notice is to notify the unitholders of the Internet availability of an Information Statement (the “Information Statement”) regarding actions approved and recommended for unitholder approval by the Board of Directors (the “Board”) of CrossAmerica GP LLC, the Partnership’s general partner, and approved by written consent in lieu of a meeting by the holders of a majority of our outstanding common units as of the Record Date (the “Written Consent”). The Written Consent adopted a resolution approving the adoption of the CrossAmerica Partners LP 2022 Incentive Award Plan (the “2022 Plan”). You do not need to do anything in response to this notice and the Information Statement, and we are not soliciting your consent or proxy for approval of the 2022 Plan.

Important Notice Regarding the Internet Availability of Information Statement. We are furnishing the Information Statement to our unitholders via the Internet, rather than mailing printed copies of the Information Statement to each unitholder. The Information Statement and the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021 are available online at https://caplp.gcs-web.com/sec-filings. The Partnership will furnish a copy of these materials, without charge, to any unitholder upon written request to the address set forth above, Attention: Corporate Secretary. In addition, unitholders may request paper copies by sending an e-mail to info@caplp.com, and by calling (610) 625-8000.

This communication is not a form for voting and presents only an overview of the more complete Information Statement Materials (consisting of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Information Statement) that are available to you on the Internet. We encourage you to access and review all of the important information contained in the Information Statement Materials.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.